EXHIBIT 99.1
FOR FURTHER INFORMATION CONTACT:
Stericycle Investor Relations 847-607-2012
Stericycle Media Relations 847-964-2288
Stericycle, Inc. Reports Results
For the First Quarter 2023
BANNOCKBURN, Ill., April 27, 2023 - Stericycle, Inc. (Nasdaq: SRCL) today reported results for the first quarter ended March 31, 2023.
Revenues for the first quarter were $684.3 million, an increase of 3.0% compared to $664.2 million in the first quarter of 2022, with organic revenues1 growing 7.2%. Income from operations was $40.0 million, compared to $5.9 million in the first quarter of 2022. Net income was $11.2 million, or $0.12 diluted earnings per share, compared to net loss of $14.2 million, or $0.15 diluted loss per share in the first quarter of 2022. Adjusted income from operations1 was $84.7 million, compared to $59.0 million in the first quarter of 2022. Adjusted diluted earnings per share1 was $0.49, compared to $0.32 in the first quarter of last year. Cash flow from operations for the three months ended March 31, 2023 was an inflow of $49.5 million, compared to an outflow of $38.8 million in the same period of 2022. Free cash flow2 was an inflow of $13.1 million for the three months ended March 31, 2023, compared to an outflow of $76.3 million in the same period of 2022.
KEY BUSINESS HIGHLIGHTS:
•Grew organic revenues1 7.2% compared to the first quarter of 2022 with Secure Information Destruction (“SID”) growing 11.8% and Regulated Waste and Compliance Services (“RWCS”) growing 5.0%.
•Improved adjusted income from operations1 350 basis points as a percentage of revenue compared to the first quarter of 2022.
•Achieved adjusted diluted earnings per share1 of $0.49, an increase of $0.17 compared to the first quarter of 2022.
•Improved free cash flow2 by $89.4 million compared to the first quarter of 2022.
•Reduced our credit agreement defined debt leverage ratio to 3.05X, down 0.23X since December 31, 2022.
•Divested our Brazil operations in April 2023, which was our last remaining Latin America business, for an investing cash outflow of approximately $28 million.

“Our first quarter performance is in line with achieving our 2023 guidance as we saw solid performance and improvement across all of our key business priorities,” said Cindy J. Miller, President and Chief Executive Officer.

1Adjusted financial measures are Non-GAAP measures and exclude adjusting items as described and reconciled to comparable U.S. GAAP financial measures in the Reconciliation of U.S. GAAP to Non-GAAP Financial Measures contained in this Press Release.
2Free cash flow is calculated as Net cash from operating activities less Capital expenditures.

FIRST QUARTER FINANCIAL RESULTS
U.S. Generally Accepted Accounting Principles (GAAP) Results
•Revenues in the first quarter were $684.3 million, compared to $664.2 million in the first quarter of 2022. The $20.1 million increase was primarily due to organic revenue growth of $24.9 million in SID and $21.8 million in RWCS. Partially offsetting these increases were unfavorable impacts of divestitures of $16.6 million and foreign exchange rates of $10.0 million.
•Income from operations in the first quarter was $40.0 million compared to $5.9 million in the first quarter of 2022. The $34.1 million increase was primarily due to gross profit improvement of $16.5 million, primarily driven by revenue flow through and lower selling, general and administrative expenses (SG&A) of $22.6 million, mainly due to lower adjusted items1 and bad debt expense. These were partially offset by divestiture losses, net of $5.0 million.
•Net income in the first quarter was $11.2 million, or $0.12 diluted earnings per share, compared to a net loss of $14.2 million, or $0.15 diluted loss per share in the first quarter of 2022. The $25.4 million increase was primarily attributable to higher income from operations of $34.1 million, as explained above, partially offset by higher income tax expense of $5.6 million and interest expense of $4.1 million.
•Cash flow from operations for the three months ended March 31, 2023 was an inflow of $49.5 million, compared to an outflow of $38.8 million in the same period of 2022. The year-over-year increase of $88.3 million was primarily driven by Accounts Receivable of $32.9 million, primarily due to an improvement in Days Sales Outstanding (DSO); higher operating income of $30.8 million; lower annual incentive compensation payments of $22.3 million; and other net working capital improvements of $2.3 million.
•Cash paid for capital expenditures for the three months ended March 31, 2023 was $36.4 million, compared to $37.5 million in the same period of 2022.
Non-GAAP Results1,2
•For the first quarter of 2023, organic revenues1 increased 7.2%, which excludes the impacts of divestitures and foreign exchange rates. In the first quarter 2023, organic revenues1 for SID increased 11.8% and RWCS increased 5.0%.
•Adjusted income from operations1 was $84.7 million compared to $59.0 million in the first quarter of 2022. As a percentage of revenues, the 350 basis points increase was primarily driven by gross profit improvement of approximately 130 basis points, driven by pricing flow through, and lower SG&A of approximately 210 basis points, mainly due to improved leverage against higher revenues and lower bad debt expense.
•Adjusted diluted earnings per share1 was $0.49 compared to $0.32 in the first quarter of 2022. Excluding the impacts of divestitures and foreign exchange rates of $0.02, the remaining $0.19 increase was driven by gross profit flow through of $0.20, lower SG&A of $0.01 and lower income tax expense of $0.01. These were partially offset by higher interest expense of $0.03.
•Free cash flow2 for the three months ended March 31, 2023 was an inflow of $13.1 million, compared to an outflow of $76.3 million in the same period of 2022. The $89.4 million increase was primarily due to higher cash flow from operations of $88.3 million, as explained above, compared to the first quarter of 2022.

1Adjusted financial measures are Non-GAAP measures and exclude adjusting items as described and reconciled to comparable U.S. GAAP financial measures in the Reconciliation of U.S. GAAP to Non-GAAP Financial Measures contained in this Press Release.
2Free cash flow is calculated as Net cash from operating activities less Capital expenditures.

CONFERENCE CALL INFORMATION
Stericycle is holding its first quarter earnings conference call on Thursday, April 27, 2023, at 8:00 a.m. central time. Dial (833) 470-1428 in the U.S., (833) 950-0062 in Canada, or visit investors.stericycle.com for global dial-in numbers. Upon dialing the number, you will be prompted to enter the Access Code: 197258. To access presentation materials or listen to the call via an internet webcast, visit investors.stericycle.com.
The first quarter earnings call is being recorded and a replay will be available approximately one hour after the end of the conference call until May 25, 2023. To access a replay of the call, dial (866) 813-9403 and enter the Replay Access Code: 395972. A replay of the webcast will also be available at investors.stericycle.com.
NON-GAAP FINANCIAL MEASURES
Non-GAAP financial measures are reconciled to the most comparable U.S. GAAP measures in the schedules attached hereto.
ABOUT STERICYCLE
Stericycle, Inc., is a U.S. based business-to-business services company and leading provider of compliance-based solutions that protects people and brands, promotes health and well-being and safeguards the environment. Stericycle serves customers in the U.S. and 15 countries with solutions for regulated waste and compliance services and secure information destruction. For more information about Stericycle, please visit stericycle.com.
SAFE HARBOR STATEMENT
This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. When we use words such as “believes”, “expects”, “anticipates”, “estimates”, “may”, “plan”, “will”, “goal”, or similar expressions, we are making forward-looking statements. Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of our management about future events and are therefore subject to risks and uncertainties, which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. Factors that could cause such differences include, among others, inflationary cost pressure in labor, supply chain, energy, and other expenses, decreases in the volume of regulated wastes or personal and confidential information collected from customers, the ability to implement the remaining phases of our ERP system, and disruptions resulting from deployment of our ERP system, disruptions in our supply chain, disruptions in or attacks on information technology systems, labor shortages, a recession or economic disruption in the U.S. and other countries, SOP pricing volatility or pricing volatility in other commodities, rising interest rates or a downgrade in our credit rating resulting in an increase in interest expense, changing market conditions in the healthcare industry, competition and demand for services in the regulated waste and secure information destruction industries, foreign exchange rate volatility in the jurisdictions in which we operate, changes in governmental regulation of the collection, transportation, treatment and disposal of regulated waste or the proper handling and protection of personal and confidential information, the level of government enforcement of regulations governing regulated waste collection and treatment or the proper handling and protection of personal and confidential information, charges related to portfolio optimization or the failure of acquisitions or divestitures to achieve the desired results, failure to consummate transactions with respect to non-core businesses, the obligations to service substantial indebtedness and comply with the covenants and restrictions contained in our credit agreements and notes, political, economic, and other risks related to our foreign operations, pandemics and the resulting impact on the results of operations, long-term remote work arrangements which may adversely affect our business, supply chain disruptions, disruptions in transportation services, restrictions on the ability of our team members to travel, closures of our facilities or the facilities of our customers and suppliers, changes in the volume of paper processed by our secure information destruction business and the revenue generated from the sale of SOP, weather and environmental changes related to climate change, requirements of customers and investors for net carbon zero emissions strategies, and the introduction of regulations for greenhouse gases, which could negatively affect our costs to operate, the outcome of pending, future or settled litigation or investigations including with respect to the U.S. Foreign Corrupt Practices Act and foreign anti-corruption laws, failure to maintain an effective system of internal control over financial reporting, as well as other factors described in our filings with the SEC, including our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. As a result, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. We disclaim any obligation to update or revise any forward-looking or other statements contained herein other than in accordance with legal and regulatory obligations.

STERICYCLE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)

In millions, except per share data
	Three Months Ended March 31,
	2023	% Revenues	2022	% Revenues	% Change
Revenues	$684.3	100.0%	$664.2	100.0%	3.0%
Cost of revenues	423.3	61.9%	419.7	63.2%	0.9%
Gross profit	261.0	38.1%	244.5	36.8%	6.7%
Selling, general and administrative expenses	216.0	31.6%	238.6	35.9%	(9.5)%
Divestiture losses, net	5.0	0.7%	—	—%	nm
Income from operations	40.0	5.8%	5.9	0.9%	nm
Interest expense, net	(20.4)	(3.0)%	(16.3)	(2.5)%	(25.2)%
Other income (expense), net	0.2	—%	(0.8)	(0.1)%	125.0%
Income (Loss) before income taxes	19.8	2.9%	(11.2)	(1.7)%	276.8%
Income tax expense	(8.5)	(1.2)%	(2.9)	(0.4)%	193.1%
Net income (loss)	11.3	1.7%	(14.1)	(2.1)%	180.1%
Net income attributable to noncontrolling interests	(0.1)	—%	(0.1)	—%	—%
Net income (loss) attributable to Stericycle, Inc. common shareholders	$11.2	1.6%	$(14.2)	(2.1)%	178.9%
Income (Loss) per common share attributable to Stericycle, Inc. common shareholders:
Basic	$0.12		$(0.15)		180.0%
Diluted	$0.12		$(0.15)		180.0%
Weighted average number of common shares outstanding:
Basic	92.3		92.0
Diluted	92.7		92.0
nm - percentage change not meaningful
STATISTICS - U.S. GAAP AND NON-GAAP ADJUSTED FINANCIAL MEASURES
(Unaudited)

In millions, except per share data
	Three Months Ended March 31,
	2023	% Revenues	2022	% Revenues
Statistics - U.S. GAAP
Effective tax rate	42.9%		(25.9)%
Statistics - Adjusted (1)
Adjusted selling, general and administrative expenses	$176.3	25.8%	$185.5	27.9%
Adjusted income from operations	$84.7	12.4%	$59.0	8.9%
Adjusted EBITDA	$111.3	16.3%	$86.3	13.0%
Adjusted net income attributable to common shareholders	$45.5	6.6%	$29.1	4.4%
Adjusted effective tax rate	29.5%		30.3%
Adjusted diluted earnings per share	$0.49		$0.32
Adjusted diluted shares outstanding	92.7		92.3
(1)Adjusted financial measures are Non-GAAP measures and exclude adjusting items as described and reconciled to comparable U.S. GAAP financial measures in the Reconciliation of U.S. GAAP to Non-GAAP Financial Measures contained in this Press Release.
STATISTICS - U.S. GAAP AND NON-GAAP ADJUSTED FINANCIAL MEASURES
(Unaudited)

In millions
	Three Months Ended March 31,		Three Months Ended December 31,		Change
	2023	% Revenues	2022	% Revenues	$	% Revenues
Statistics - Adjusted (1)
Adjusted selling, general and administrative expenses	$176.3	25.8%	$163.8	24.4%	$12.5	1.3%
(1)Adjusted financial measures are Non-GAAP measures and exclude adjusting items as described and reconciled to comparable U.S. GAAP financial measures in the Reconciliation of U.S. GAAP to Non-GAAP Financial Measures contained in this Press Release.

STERICYCLE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

In millions, except per share data
	March 31, 2023	December 31, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$60.0	$56.0
Accounts receivable, less allowance for doubtful accounts of $50.2 in 2023 and $53.3 in 2022	419.5	414.5
Prepaid expenses	34.7	33.2
Other current assets	49.5	55.0
Total Current Assets	563.7	558.7
Property, plant and equipment, less accumulated depreciation of $677.1 in 2023 and $657.7 in 2022	713.0	715.7
Operating lease right-of-use assets	414.7	398.9
Goodwill	2,787.8	2,784.9
Intangible assets, less accumulated amortization of $853.1 in 2023 and $823.3 in 2022	784.8	811.1
Other assets	68.0	64.8
Total Assets	$5,332.0	$5,334.1
LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$16.2	$22.3
Bank overdrafts	2.4	2.9
Accounts payable	195.3	213.5
Accrued liabilities	220.7	244.1
Operating lease liabilities	95.4	91.2
Other current liabilities	50.5	47.9
Total Current Liabilities	580.5	621.9
Long-term debt, net	1,486.5	1,484.0
Long-term operating lease liabilities	340.2	329.0
Deferred income taxes	431.8	427.0
Long-term income taxes payable	11.4	11.8
Other liabilities	35.6	35.9
Total Liabilities	2,886.0	2,909.6

Commitments and contingencies

EQUITY
Common stock (par value $0.01 per share, 120.0 shares authorized, 92.4 and 92.2 issued and outstanding in 2023 and 2022, respectively)	0.9	0.9
Additional paid-in capital	1,289.2	1,285.4
Retained earnings	1,422.0	1,410.8
Accumulated other comprehensive loss	(266.7)	(276.9)
Total Stericycle, Inc.’s Equity	2,445.4	2,420.2
Noncontrolling interests	0.6	4.3
Total Equity	2,446.0	2,424.5
Total Liabilities and Equity	$5,332.0	$5,334.1

STERICYCLE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

In millions
	Three Months Ended March 31,
	2023	2022
OPERATING ACTIVITIES:
Net income (loss)	$11.3	$(14.1)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	26.6	27.3
Intangible amortization	28.2	32.4
Stock-based compensation expense	6.9	4.8
Deferred income taxes	4.7	0.7
Divestiture losses, net	5.0	—
Asset impairments, (gain) loss on disposal of property plant and equipment and other charges	(0.4)	0.3
Other, net	0.5	0.6
Changes in operating assets and liabilities:
Accounts receivable	(4.4)	(37.3)
Prepaid expenses	(1.4)	2.9
Accounts payable	(6.3)	(2.1)
Accrued liabilities	(17.4)	(40.9)
Other assets and liabilities	(3.8)	(13.4)
Net cash from operating activities	49.5	(38.8)
INVESTING ACTIVITIES:
Capital expenditures	(36.4)	(37.5)
Proceeds from divestiture of businesses, net	0.9	—
Other, net	1.0	0.7
Net cash from investing activities	(34.5)	(36.8)
FINANCING ACTIVITIES:
Repayments of long-term debt and other obligations	(7.8)	(5.6)
Repayments of foreign bank debt	(0.1)	(0.1)
Proceeds from credit facility	286.9	364.4
Repayments of credit facility	(283.0)	(272.5)
Repayment of bank overdrafts	(0.5)	(0.7)
Payments of finance lease obligations	(0.7)	(0.9)
Proceeds from issuance of common stock, net of (payments of) taxes from withheld shares	(4.9)	(5.2)
Payments to noncontrolling interest	(1.5)	—
Net cash from financing activities	(11.6)	79.4
Effect of exchange rate changes on cash and cash equivalents	0.6	0.2
Net change in cash and cash equivalents	4.0	4.0
Cash and cash equivalents at beginning of period	56.0	55.6
Cash and cash equivalents at end of period	$60.0	$59.6

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid, net of capitalized interest	$32.8	$28.0
Income taxes paid, net	$0.4	$1.4
Capital expenditures in Accounts payable	$18.8	$17.5
Free Cash Flow (1)	$13.1	$(76.3)
(1)Free Cash Flow is calculated as Net cash from operating activities less Capital expenditures.

Table 1–A: REVENUE CHANGES BY SERVICE AND SEGMENT (UNAUDITED) –
THREE MONTHS ENDED MARCH 31, 2023 and 2022

	Three Months Ended March 31,
	In millions				Components of Change (%) (1)
	2023	2022	Change ($)	Change (%)	Organic Growth (2)	Divestitures	Foreign Exchange (3)
Revenue by Service
Regulated Waste and Compliance Services	$451.3	$452.6	$(1.3)	(0.3)%	5.0%	(3.7)%	(1.4)%
Secure Information Destruction Services	233.0	211.6	21.4	10.1%	11.8%	—%	(1.7)%
Total Revenues	$684.3	$664.2	$20.1	3.0%	7.2%	(2.5)%	(1.5)%
North America
Regulated Waste and Compliance Services	$368.7	$362.1	$6.6	1.8%	6.5%	(4.1)%	(0.3)%
Secure Information Destruction Services	204.7	181.6	23.1	12.7%	13.4%	—%	(0.7)%
Total North America Segment	$573.4	$543.7	$29.7	5.5%	8.8%	(2.7)%	(0.4)%
International
Regulated Waste and Compliance Services	$82.6	$90.5	$(7.9)	(8.8)%	(0.7)%	(1.9)%	(6.2)%
Secure Information Destruction Services	28.3	30.0	(1.7)	(5.6)%	2.1%	—%	(7.7)%
Total International Segment	$110.9	$120.5	$(9.6)	(8.0)%	—%	(1.5)%	(6.5)%
See footnote descriptions below Table 1 – B
Table 1–B: COMPONENTS OF REVENUE CHANGE IN DOLLARS (UNAUDITED)

(In millions)
Three Months Ended March 31, 2023
Organic Growth (2)	$46.7
Divestitures	(16.6)
Foreign exchange (3)	(10.0)
Total Change	$20.1
(1)Components of Change (%) in summation may not crossfoot to the total Change (%) due to rounding.
(2)Organic growth is the change in revenues which includes SOP (sorted office paper) pricing and volume and excludes the impact of divestitures and foreign exchange.
(3)The comparisons at constant currency rates (foreign exchange) reflect comparative local currency balances at prior period’s foreign exchange rates. Stericycle calculated these percentages by taking current period reported Revenues less the respective prior period reported Revenues, divided by the prior period reported Revenues, all at the respective prior period’s foreign exchange rates. This measure provides information on the change in Revenues assuming that foreign currency exchange rates have not changed between the prior and the current period. Management believes the use of this measure aids in the understanding of changes in Revenues without the impact of foreign currency.

RECONCILIATION OF U.S. GAAP TO NON-GAAP FINANCIAL MEASURES (UNAUDITED)
Table 2-A: THREE MONTHS ENDED MARCH 31, 2023 and 2022

(In millions, except per share data)
	Three Months Ended March 31, 2023
	Selling, General and Administrative Expenses	Income from Operations	Net Income Attributable to Common Shareholders [c]	Diluted Earnings Per Share
U.S. GAAP Financial Measures	$216.0	$40.0	$11.2	$0.12
Adjustments:
ERP and System Modernization [1]	(2.7)	2.7	2.1	0.02
Intangible Amortization [2]	(28.2)	28.2	21.9	0.24
Portfolio Optimization [3]	(0.6)	5.6	5.4	0.06
Litigation, Settlements and Regulatory Compliance [4]	(8.2)	8.2	4.9	0.05
Total Adjustments	(39.7)	44.7	34.3	0.37
Adjusted Financial Measures [a]	$176.3	$84.7	$45.5	$0.49
Depreciation		26.6
Adjusted EBITDA [b]		$111.3

(In millions, except per share data)
	Three Months Ended March 31, 2022
	Selling, General and Administrative Expenses	Income from Operations	Net (Loss) Income Attributable to Common Shareholders [c]	Diluted (Loss) Earnings Per Share
U.S. GAAP Financial Measures	$238.6	$5.9	$(14.2)	$(0.15)
Adjustments:
ERP and System Modernization [1]	(5.6)	5.6	4.2	0.05
Intangible Amortization [2]	(32.4)	32.4	25.2	0.27
Portfolio Optimization [3]	(1.3)	1.3	1.0	0.01
Litigation, Settlements and Regulatory Compliance [4]	(13.8)	13.8	12.9	0.14
Total Adjustments	(53.1)	53.1	43.3	0.47
Adjusted Financial Measures [a]	$185.5	$59.0	$29.1	$0.32
Depreciation		27.3
Adjusted EBITDA [b]		$86.3

(In millions, except per share data)
	First Quarter 2023 Change Compared to First Quarter 2022
	Selling, General and Administrative Expenses	Income from Operations	Net Income (Loss) Attributable to Common Shareholders	Diluted Earnings (Loss) Per Share
U.S. GAAP Financial Measures	$(22.6)	$34.1	$25.4	$0.27
Adjustments:
ERP and System Modernization	2.9	(2.9)	(2.1)	(0.03)
Intangible Amortization	4.2	(4.2)	(3.3)	(0.03)
Portfolio Optimization	0.7	4.3	4.4	0.05
Litigation, Settlements and Regulatory Compliance	5.6	(5.6)	(8.0)	(0.09)
Total Adjustments	13.4	(8.4)	(9.0)	(0.10)
Adjusted Financial Measures	$(9.2)	$25.7	$16.4	$0.17
Depreciation		(0.7)
Adjusted EBITDA		$25.0

The following table provides adjustments to Income from operations categorized as follows:

(In millions)
	Three Months Ended March 31,
	2023	2022
Non-Cash Related [5]	$33.1	$32.4
Cash Related	11.6	20.7
Total	$44.7	$53.1
U.S. GAAP results for the three months ended March 31, 2023 and 2022 include:
1.ERP and System Modernization: In 2023 and 2022, SG&A includes $2.7 million and $5.6 million, respectively, of consulting and professional fees related to our ERP and system modernization.
2.Intangible Amortization: Intangible amortization expense from acquisitions.
3.Portfolio Optimization: Divestitures losses, net for the three months ended March 31, 2023 includes a $5.0 million loss (inclusive of $0.1 million related to deal costs) related to the divestiture of our International container manufacturing operations. In 2023 and 2022, SG&A includes $0.6 million and $1.3 million, respectively, primarily of consulting and professional fees associated with our portfolio optimization efforts.
4.Litigation, Settlements, and Regulatory Compliance: In 2023 and 2022, SG&A includes $14.2 million and $4.6 million, respectively, of primarily consulting and professional fees and estimated contingent liability provisions related to certain litigation, settlement and regulatory compliance matters. Additionally, 2023 includes a value-added tax reclaim credit of $6.0 million. 2022 includes an additional FCPA settlement expense of $9.2 million.
5.Non-Cash Related Adjustments: In 2023 and 2022, non-cash related adjustments include $33.1 million and $32.4 million, respectively, consisting of intangible amortization and portfolio optimization items.
a.The Non-GAAP financial measures contained in this press release are reconciled to the most comparable measures calculated in accordance with U.S. GAAP in the schedules attached to this release. Management believes the Non-GAAP financial measures are useful measures of Stericycle’s performance because they provide additional information about Stericycle’s operations and exclude certain adjusting items, allowing better evaluation of underlying business performance and better period-to-period comparability. The Non-GAAP financial measures contained in this press release may not be calculated in the same manner as certain other Non-GAAP financial measures and are used solely to evaluate management’s performance for incentive compensation purposes. All Non-GAAP financial measures are intended to supplement the applicable U.S. GAAP measures and should not be considered in isolation from, or a replacement for, financial measures prepared in accordance with U.S. GAAP and may not be comparable to or calculated in the same manner as Non-GAAP financial measures published by other companies.
b.Adjusted Earnings Before Interest, Tax, Depreciation and Amortization (Adjusted EBITDA) is Income from operations excluding certain adjusting items, depreciation and intangible amortization.
c.Under the Net Income (Loss) Attributable to Common Shareholders column, adjustments are shown net of tax in aggregate of $10.4 million and $9.8 million for the three months ended March 31, 2023 and 2022, respectively, based on applying the statutory tax rate for the jurisdictions in which the adjustment occurred or, by adjusting the tax effect to consider the impact of applying an annual effective tax rate on an interim basis. For purposes of reconciling adjusted diluted earnings per share with respect to taxes period-over-period, the company utilizes a “rate approach” to highlight the impact of the adjusted tax rate. It is computed by multiplying the prior period adjusted rate by the current period adjusted income before taxes to determine the expected tax expense. Such expected tax expense is then compared to actual tax expense. Expected tax in excess of actual tax variance is favorable; actual tax in excess of expected tax variance is unfavorable. The variance divided by diluted shares outstanding at the end of the period yields the impact on earnings per share. Management believes the use of this measure best aids in explaining the impact of a changing tax rate.